Exhibit 10.4
SECOND RESTATED AND AMENDED SOFTWARE LICENSE AGREEMENT
THIS SECOND RESTATED AND AMENDED SOFTWARE LICENSE AGREEMENT (this “Agreement”), dated as of June 10, 2025 and effective as of January 1, 2025 (the “Amendment Effective Date”), amends and restates the agreement dated October 22, 2020 (the “Effective Date”), previously amended and restated effective after March 31, 2022, by and between Genesis Software Innovations, LLC, a Michigan limited liability company (“Licensor”), and Shoulder Innovations, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee may each be referred to as a “Party” or together as the “Parties.”
WHEREAS, Licensor owns, or controls the rights to, a proprietary surgery planning platform software as further described as the Licensed Materials (defined below);
WHEREAS, Licensor now desires to license the Licensed Materials to Licensee and provide related services subject to the terms and conditions contained herein; and
WHEREAS, Licensee wishes to use the Licensed Materials in the Field of Use (as defined below) in the Territory (as defined below) and Licensor is willing to grant to Licensee a license to the Licensed Materials, transfer the Licensed Know-how (as defined in Section 3.1) and perform related services on the terms and conditions set out in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity, and “controlled by” and “under common control with” have correlative meanings. Notwithstanding the foregoing, “Affiliates” shall not include portfolio companies that are owned in whole or in part by Licensor (simply because of such ownership). Neither of the Parties shall be deemed to be an “Affiliate” of the other.
“Authorized Users” means users designated by Licensee to use the Licensed Materials.
“Confidential Information” means all non-public, confidential or proprietary information of either Party or its Affiliates, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential” and includes the terms and existence of this Agreement and of any term sheets related to this Agreement, and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including: (a) the Licensed Know-how; (b) either Party’s unpatented inventions, ideas, methods and discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries and other confidential intellectual property; (c) all other designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (d) any Data, as defined below, (as Licensee’s Confidential Information, except as described in Section 4.5); (e) research data, manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; prototypes; formulas; material and performance specifications and current accumulated experience acquired as a result of technical research or otherwise; and financial and personnel matters relating to the Disclosing Party (as defined in Section 8.1), or to its present or future products, sales, suppliers, customers, employees, investors or business; information disclosed in any audit and all royalty reports and information contained in any Payment Statement (as defined in Section 5.4(b)); and (f) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by either Party, its Affiliates or its Representatives that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part.
“Data” means all data generated, created, provided, or submitted by, or on behalf of, Licensee or its Authorized Users through the use of the Licensed Materials, which may include clinical summary, patient demographic information, information related to the measurements and anatomy of patients, and other individually-identifiable health information and Protected Health Information (“PHI”), which includes electronic Protected Health Information (“ePHI”), each as defined by the Health Insurance Portability and Accountability Act of 1996 Public Law 104-191 (“HIPAA”) and the regulations promulgated under HIPAA by the U.S. Department of Health and Human Services including 45 C.F.R. Part 164, 162, and Part 160, as amended or modified from time to time, including the Health Information Technology for Economic and Clinical Health Act, as enacted as part of the American Recovery Act of 2009, and by the Affordable Care Act.
“Documentation” means all operator and user manuals, training materials, technical materials and other materials provided by Licensor in connection therewith.
“Field of Use” means shoulder surgical procedures primarily related to replacement of the shoulder joint articulation (i.e., anatomic shoulder arthroplasty, reverse shoulder arthroplasty, revision shoulder arthroplasty, and hemi-shoulder arthroplasty).
“GAAP” means the United States Generally Accepted Accounting Principles consistently applied.
“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

“Law” means any statute, law, ordinance, regulation (including privacy and data security laws), rule, code, order, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.
“Licensed Materials” means that certain SaaS surgery planning platform software known at various times as [***] or “ProVoyance Shoulder,” or “ProVoyance Planning Software,” including all Intellectual Property Rights therein and all updates, upgrades and other modifications, extensions, enhancements and improvements thereto that Licensor makes during the Term. The Licensed Materials include all object code and source code and all other surgery planning software developed by Licensor or its Affiliates, or to which Licensor or its Affiliates acquire rights, during the Term regardless of product or service name, but in all cases limited to the Field of Use.
“Licensed Products” means all shoulder replacement products of Licensee that do, can, or could incorporate or use the Licensed Materials.
“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Net Sales Price” means the total gross of revenue received by Licensee from unaffiliated parties (accounted for in accordance with GAAP as consistently applied by Licensee) for sales of Licensed Products less the following deductions to the extent actually taken, paid, accrued, allowed, or allocated based on good-faith estimates with respect to such sales: [***]. Net Sales Price shall not include: (a) sales or other transfers of any Licensed Product used for clinical trials or other research for which the Licensee does not receive consideration or sells at or below its cost, or (b) donations for charity or compassionate use for which the Licensee does not receive consideration or sells below its cost.
With respect to sales of a particular Combination Product (where “Combination Product” means any product which comprises the Licensed Product and other product(s)), and on a country-by-country basis, the “Net Sales Price” for royalty purposes hereunder shall be calculated by multiplying the actual Net Sales Price (calculated in the manner described above) of such Combination Product by the fraction A/B, in which A is the invoice price of the Licensed Product in the same quantity as contained in the Combination Product, sold separately in the same period without the other product(s) in the same country of sale as the Combination Product, and B is the invoice price of the Combination Product sold in the same period in such country. All invoice prices of the Licensed Product and the Combination Product shall be calculated as the average invoice price of such Licensed Product during the applicable accounting period for which the Net Sales are being calculated.
“Quarterly Period” means each three-month period commencing on January 1, April 1, July 1, and October 1.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.
“Territory” means all the countries of the world.
2.    GRANT & LICENSED MATERIAL RESTRICTIONS.
2.1    Software License. Subject to the other terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Authorized Users an irrevocable (except in the event of a termination under Section 12.2), transferrable, exclusive right and license to store; use; copy; make derivative works from; make modifications, extensions, enhancements and improvements to; and grant sublicenses to make the Licensed Materials in the Field of Use in the Territory. For clarity, (a) the foregoing rights include Licensee’s right to store object code versions of Licensed Materials on its own or third-party servers and provide user access to such Licensed Materials through a software-as-a-service business model, and (b) the license granted in this Section 2.1 and any exclusivity are limited to the Field of Use. All rights and licenses granted to Licensee herein may be exercised by Licensee through all tiers of commercialization, including but not limited to exercise by Licensee Affiliates, distributors, and resellers.
2.2    Limited Grant. Except for the rights and licenses expressly granted by Licensor under this Agreement, this Agreement does not grant to Licensee or any other party any right, title, or interest (whether by implication, estoppel or otherwise). All rights, titles and interests not specifically and expressly granted by Licensor hereunder are hereby reserved.
2.3    Permitted Copies. Any copy of the Licensed Materials made by Licensee: (a) will remain the exclusive property of Licensor; (b) be subject to the terms and conditions of this Agreement; and (c) must include all copyright or other Intellectual Property Rights notices contained in the original.
2.4    Licensee Restrictions. Except as contemplated by this Agreement, Licensee shall not, and shall not permit any other party to:
(a)    copy the Licensed Materials, in whole or in part;
(b)    rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make available the Licensed Materials to any third party, including on or in connection with the internet or any time-sharing, service bureau, software as a service, cloud or other technology or service;
(c)    bypass or breach any security device or protection used for or contained in the Licensed Materials;
(d)    remove, delete, efface, alter, obscure, translate, combine, supplement or otherwise change any trademarks, warranties, disclaimers, or other symbols,

notices, marks, or serial numbers on or relating to any copy of the Licensed Materials or Documentation; or
(e)    use the Licensed Materials in any manner or for any purpose that knowingly infringes, misappropriates or otherwise violates any Intellectual Property Right or other right of any third party, or that knowingly violates any applicable Law.
3.    SERVICES.
3.1    Licensed Know-how Transfer. “Licensed Know-how” shall mean all know-how transferred to Licensee by Licensor’s technical staff under this Agreement and the incorporation of the Licensed Materials into the Licensed Products. Licensor hereby grants to Licensee a worldwide perpetual, irrevocable (except in the event of a termination under Section 12.2), transferrable, exclusive right and license to use the Licensed Know-how for any purpose in the Field of Use in the Territory.
3.2    Technical Assistance. Licensee shall be responsible for all support with respect to Authorized Users in connection with the Licensed Materials. Licensor shall provide back-up support and maintenance services to Licensee, including bug fixes and error corrections in a manner that meets or exceeds the highest of industry standards and practices for similar services (the “Support Services”) in exchange for the Services Fees. For the avoidance of doubt, Licensee may also develop its own bug fixes and error corrections for the Licensed Materials once Licensee is listed as the manufacturer of record.
3.3    Data Services. In exchange for the Services Fees, Licensor shall host and manage the Data in the Field of Use and otherwise make the Data available for Licensee’s use (collectively, the “Data Services”), as Licensee may request from time to time, pursuant to the terms in Exhibit B.
3.4    Development and Consulting Services. In exchange for the Services Fees, Licensor shall on an ongoing basis develop for, deliver to, configure for, and integrate into the Licensed Materials any modifications, extensions, enhancements and improvements of the Licensed Materials in the Field of Use as further described in Exhibit A and Exhibit D (collectively, the “Development and Consulting Services”), as Licensee may request from time to time. For the avoidance of doubt, all such modifications, extensions, enhancements, and improvements shall be considered Licensed Materials. Licensor shall retain all rights, ownership, and interest to any proprietary rights to the Licensed Materials, including any modifications, extensions, enhancements, and improvements thereto, outside of the Field of Use (“Excluded Improvements”), and such Excluded Improvements are not included in the scope of the license granted under Section 3.1 of this Agreement. Licensor shall use reasonable commercial effort to obtain clearance to market the initial Licensed Materials and updates to them from the US Food and Drug Administration (the “FDA”) pursuant to one or more 510(k) submissions, and Licensee shall cooperate with all reasonable requests made by Licensor in connection therewith. As between Licensee and Licensor, each Party shall be entitled to receive copies of all correspondence and reports that the other Party develops and that Party submits to or receives from the FDA and any other regulatory authority to whom that Party applies for regulatory clearance (including minutes and official contact reports relating to any communications with any such regulatory authority) and adverse event files, in each case, relating to the Licensed Materials in the Field of Use.
3.5    Services Fees. In exchange for Licensor’s performance of the Support Services, Data Services, and the Development and Consulting Services (collectively, the “Services”), Licensee shall pay the fees set forth in Exhibit A (the “Services Fees”). Licensor shall invoice Licensee for the Services Fees, if any, due and owing under this Agreement. Licensor shall invoice Licensee monthly following the provision of any Services provided by Licensor under this Agreement. Licensee shall pay all undisputed amounts on each invoice within thirty (30) days of its receipt of an accurate invoice from Licensor. Licensee may withhold payment of any invoice or part thereof that it in good faith disputes as due or owing. Licensor reserves the right to charge interest at the lesser of (a) the maximum legal rate or (b) [***]% compounded monthly on any outstanding invoices.
3.6    The failure of Licensee to pay a disputed invoice or a part thereof will not constitute a breach of this Agreement by Licensee.
4.    DATA RIGHTS & OBLIGATIONS.
4.1    Data. As between Licensee and Licensor, Licensee shall own and have exclusive right to all Data for any and all lawful uses.
4.2    License to Licensor. Subject to Licensor’s compliance with the provisions of Section 4.4 below, Licensee hereby grants Licensor a limited, non-exclusive, and non-transferable right and license to access, use, modify, analyze, maintain, process, and create derivative works of the Data for the sole purposes of: (i) enabling Licensor to perform its obligations hereunder; (ii) updating, upgrading, modifying, extending, enhancing, and improving the Licensed Materials; (iii) customization of an implant, custom implant tools, advance planning of implant procedures, matching of implants with patient anatomy for procedure for the applicable patient and analysis related to implant outcomes, and related health care operations, such as for purposes of statistical analysis, future implant design, reference, research, data analysis, and software improvement), and (iv) assisting Licensor in the development of its other software products outside of the Field of Use. Notwithstanding the foregoing, in no event may Licensor sell, distribute, rent, lease, license, or transfer the Data in whole or in part, and will at all times treat the Data as Confidential Information of Licensee. Additionally, Licensee acknowledges and agrees that Licensor shall have the right during the Term and at any time thereafter to use any De-identified Data (as defined in Section 4.5) for Licensor’s internal business purposes, including commercialization thereof, whether or not in the Field of Use. For the avoidance of doubt, the use of any De-identified Data of the Data shall not be deemed Data.
4.3    License to Licensee. To the extent applicable, Licensor hereby grants Licensee a limited, non-exclusive, and non-transferable right and license to access and use any De-identified Data collected by Licensor through the Licensed Materials outside of the Field of Use for Licensee’s use in the Territory in the Field of Use.
4.4    Security Obligations. Licensor shall employ all physical, administrative, and technical controls, screening, and security procedures and other safeguards necessary to: (a) protect against any unauthorized access to, or use or disclosure of, the Licensed Materials and Data; and (b) control the use of the Data, including the uploading or other provision of the Data for processing by the Licensed Materials consistent with industry standards and applicable Laws. Without limiting the generality of the foregoing, Licensor for itself, its agents and employees, acknowledges that it may have access to PHI or ePHI (including individually-identifiable health information). Licensor agrees to maintain the privacy and security of all PHI and ePHI as required by applicable laws and regulations, including HIPAA.
4.5    HIPAA. Licensor and Licensee agree to enter into a Business Associate Agreement (the “BAA”) a copy of which is attached to and incorporated herein as Exhibit C. To the extent there is a conflict between the BAA and this Agreement regarding the treatment and handling of PHI, the BAA will control. Licensor is expressly permitted to de-identify the Data in accordance with HIPAA (“De-Identified Data”). For the avoidance of doubt, PHI shall not be considered Confidential Information but shall be subject to the use and disclosure limitations outlined in the BAA.
4.6    Patient Data. Licensee will limit the PHI provided to Licensor to that which is necessary for the services described in this Agreement, and Licensee will not disclose any PHI related to sexually transmitted diseases, HIV/AIDS status, alcohol and drug abuse records governed by 42 C.F.R. Part 2, psychotherapy notes as defined by 45 C.F.R. 164.501, behavioral health information, Social Security numbers, financial account information, or any other personally identifiable information not necessary for the purposes described in this Agreement.
4.7    Consents and Authorizations. Licensee will be administratively and financially responsible for obtaining any legally required consent, authorization or permission necessary for Licensor to access, use and disclose PHI. Licensee warrants that (i) Licensee has the authority and may freely transmit all PHI as described or done under this Agreement; (ii) Licensee has provided and obtained all necessary, prior, written notices, consents, and authorizations from patients in order to transfer the PHI to Licensor and for Licensor to use and disclose the PHI as described or done in this Agreement; (iii) such notices, consents and authorizations, and Licensee’s transfer of any such data to Licensor, will comply with all applicable laws, regulations, rules, orders and data processing approvals, including but not limited to HIPAA, 42 C.F.R. Part 2, and the General Data Protection Regulation, Regulation (EU) 2016/679 (“GDPR”), where applicable; and (iv) Licensee will immediately notify Licensor if and to the extent any consent or authorization mentioned in this Section 4.7 is revoked by a patient or other person.

4.8    Health Records. Licensee acknowledges and agrees that the Licensed Material is not an electronic health or medical record. Licensee further acknowledges and agrees that the Licensed Material should not be used for documenting health information or relied upon for storing official health or medical record documentation. Licensee acknowledges and agrees that Licensee and its Authorized Users are solely responsible for maintaining official health or medical records documentation in accordance with all applicable Laws and will not rely upon the Data transmitted to, and stored by, Licensor for meeting Licensee’s or its Authorized Users’ obligations under such applicable Laws, if any.
4.9    Informational Purposes. The Licensed Material is intended and provided solely for informational purposes; Licensee shall not use the Licensed Material as a substitute for the medical judgment of a physician or other health care professional. The Licensed Material is intended to be a supplement to, and not a substitute for, Licensee’s, its Authorized Users’, or any health care professional’s knowledge, expertise, skill, and judgment. Licensee further acknowledges that the professional duty to the patient lies solely with Licensee, its Authorized Users, and other health care professionals. Licensor does not assume any liability or damages due to malpractice, failure to warn, negligence, or any other basis.
5.    ROYALTIES.
5.1    Upfront Payment and FDA Clearance Payment. Licensee shall pay Licensor one million dollars ($1,000,000) on the Effective Date (the “Upfront Payment”) and five hundred thousand dollars ($500,000) upon receipt of FDA clearance of the Licensed Materials (the “FDA Clearance Payment”) by wire transfer to a bank account to be designated in writing by Licensor. The Upfront Payment and FDA Clearance Payment are not refundable.
5.2    Royalty. Licensee shall pay Licensor a royalty of [***]([***]%) of the Net Sales Price of each Licensed Product that is sold by Licensee (the “Royalty”). Licensee’s obligation to pay such Royalties shall cease upon the earlier to occur of: (i) the date that is the ten (10) year anniversary of the Effective Date and (ii) such time as the aggregate of all Royalties paid by Licensee, the Upfront Payment and FDA Clearance Payment is seven million dollars ($7,000,000). Notwithstanding the foregoing at any time prior to the tenth anniversary of the Effective Date, Licensee shall have the right, but not the obligation, to pay Licensor the difference between seven million dollars ($7,000,000) and the aggregate of all Royalties paid by Licensee, the Upfront Payment and FDA Clearance Payment and, upon such payment, all Royalty obligations hereunder, including the submission of Payment Statements, shall cease. After the Royalty payment obligations set forth herein terminate, Licensee’s license rights hereunder shall be royalty-free and fully-paid.
5.3    Taxes. Royalties and other sums payable by Licensee under this Agreement are exclusive of taxes. Each Party shall be responsible for collecting and remitting to the appropriate taxing authorities any and all taxes that are paid as a direct result of or otherwise directly in connection with the transactions contemplated in this Agreement.
5.4    Payment Terms and Payment Statements.
(a)    Licensee shall pay all Royalties for each Quarterly Period within [***] ([***]) [***] of the end of such Quarterly Period. Licensee shall make all such payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Licensor. If applicable, for the purpose of converting the local currency in which any royalties or other payments arise into US dollars, the rate of exchange to be applied shall be the rate of exchange in effect on the last business day of the Quarterly Period to which the payment relates as reported in the Wall Street Journal or its successor publication.
(b)    On or before the due date for all payments to Licensor pursuant to this Section 5, Licensee shall provide Licensor with a statement (the “Payment Statement”) showing:
(i)    the total number of Licensed Products sold by Licensee in the relevant Quarterly Period;
(ii)    the total Net Sales Price of all Licensed Products sold by Licensee in the relevant Quarterly Period;
(iii)    the Quarterly Period for which the Royalties were calculated;
(iv)    the method used to calculate the Royalties, including an identification of all deductions taken to calculate the Royalties;
(v)    the exchange rate used for calculating any Royalties, if applicable; and
(vi)    such other particulars as are reasonably necessary for an accurate accounting of the Royalties made pursuant to this Agreement.
6.    RECORDS AND AUDIT.
6.1    Records. The Parties shall keep, and require their Affiliates to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to the other Party pursuant to this Agreement. Such books and records shall be kept for such period of time required by applicable Laws, but no less than at least three (3) years following the end of the year to which they pertain. Such records shall be subject to inspection in accordance with the terms of this Agreement.

6.2    Audit.
(a)    Each Party to whom payments are owed or have been made (a “Payee”) may, at its own expense, one (1) time each calendar year, nominate an independent certified public accountant (the “Auditor”) who shall have access to the records of the Party who has paid or has payment obligations hereunder (the “Payor”) during the Payor’s normal business hours for the purpose of verifying all payments made by Payor under this Agreement. A Payee shall have no right hereunder to audit payment of the Payor after one year after such Payor no longer has any payment obligation hereunder.
(b)    The Payee shall provide to the Payor a copy of the Auditor’s audit report within [***] ([***]) [***] of the Payee’s receipt of the report. If the report shows that payments made by the Payor are deficient, the Payor shall pay the Payee the deficient amount within [***] ([***]) [***] after the Payor’s receipt of the audit report. If the report shows that the Payee has overpaid, the Payee shall either (i) issue to the Payor a credit in the amount of the overpayment or (ii) pay the Payor the amount of any such overpayment within [***] ([***]) [***] after the Payee’s receipt of the audit report. If payments made by the Payor are found to be deficient by more than [***] ([***]%), the Payor shall pay for the cost of the audit.
7.    INTELLECTUAL PROPERTY RIGHTS
7.1    Intellectual Property Ownership. Licensee acknowledges and agrees that:
(a)    The Licensed Materials are licensed, not sold, to Licensee by Licensor and Licensee does not and will not have or acquire under or in connection with this Agreement any ownership interest in the Licensed Materials;
(b)    Licensor is and will remain the sole and exclusive owner of all right, title and interest in and to the Licensed Materials, including all Intellectual Property Rights therein, subject only to the licenses granted to Licensee under this Agreement; and
(c)    Licensee shall have the first right to prepare, file and prosecute patent applications and maintain any patents related to the Licensed Materials in the Field of Use, and may deduct all reasonable costs and expenses associated therewith from any obligation Licensee may have to pay the Upfront Payment, FDA Clearance Payment and any Royalties; provided that Licensee shall (i) consult with Licensor in good faith prior to the filing, prosecution, or maintenance of any patents related to the Licensed Materials, (ii) provide Licensor the opportunity to comment on any materials in connection with any patents related to the Licensed Materials; and (iii) work cooperatively with Licensor to determine a budget for the preparation, filing and prosecution of patent applications and maintenance of any patents related to the Licensed Materials.
7.2    No Implied Rights. Except for the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel or otherwise, to Licensee or any third party any Intellectual Property

Rights or other right, title, or interest in or to any of the Licensed Materials or Documentation.
7.3    Right to Bring Action or Defend.
(a)    Licensee has the first right and discretion to commence or prevent or abate any actual or threatened, suit, action or proceeding (each, an “Action”) for misappropriation, infringement or and to attempt to resolve and pursue any Action relating to Intellectual Property Rights with respect to the Licensed Materials and Licensed Know-how in the Field of Use, including by (i) pursuing (or threatening to pursue) Actions against third parties, prosecuting or defending Actions of any kind, and (ii) taking any other lawful action to protect, enforce or defend any Licensed Materials or Licensed Know-how in the Field of Use. Licensee has the right to join Licensor as a party if a court of competent jurisdiction determines Licensor is an indispensable party to such Action. Licensee shall bear its own costs and expenses in all such Actions and have the right to control the conduct thereof and be represented by counsel of its own choice therein.
(b)    Licensor shall and hereby does irrevocably and unconditionally waive any objection to Licensee’s joinder of Licensor to any Action described in Section 7.3(a) on any grounds whatsoever, including on the grounds of personal jurisdiction, venue or forum non conveniens. If Licensee brings or defends any such Action, Licensor shall cooperate in all respects with Licensee in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like at Licensee’s cost.
(c)    If Licensee undertakes the enforcement or defense of any Intellectual Property Rights with respect to any Licensed Materials or Licensed Know-how as set forth in Section 7.3(a): (i) Licensee shall pay Licensor (after Licensee’s recovery of all costs and expenses associated therewith, including attorneys’ fees) [***] ([***]%) of any recovery, damages or settlement of such Action; and (ii) Licensee may settle any such Action, whether by consent order, settlement or other voluntary final disposition, without the prior written approval of Licensor.
(d)    If any Action alleging that the Licensed Materials or Licensed Know-how misappropriate or infringe the Intellectual Property Rights of a third party in the Field of Use or any Intellectual Property Right is invalid is brought or threatened against Licensor or Licensee, such Party shall give the other Party prompt written notice of such Action, and Licensee, at its option, shall have the right to intervene and take over the sole defense of the Action at its own expense. Any resultant award shall be paid to Licensee to cover its related costs and expenses (including attorneys’ fees) and then divided between the Parties with Licensee receiving [***] ([***]%) and Licensor receiving [***] ([***]%) consistent with Section 7.3(c).
(e)    If a third party claim of Intellectual Property Rights infringement or misappropriation is asserted, or if either Party believes one is reasonably likely, Licensor shall have the obligation to do any or all of the following as elected in writing by Licensee: (i) procure a license from the person or entity claiming or likely to claim Intellectual Property Rights infringement or misappropriation; or (ii) modify the Licensed Material to avoid the claim of Intellectual Property Rights infringement or misappropriation; or (ii) suspend the all Licensee payment obligations hereunder until the Intellectual Property Rights infringement or misappropriation claim has otherwise been resolved. In the event any such claim results in the payment of royalties or other payment obligations by Licensee to any such third party, Licensee shall deduct all such payments from its payment obligations to Licensor hereunder.
7.4    Licensee Rights After Term. Except in the event of termination under Section 12.2, after the Term and effective immediately and automatically upon payment of all amounts Licensee owes Licensor, the license granted in Section 2 shall become irrevocable and perpetual as to all material that was Licensed Material at the end of the Term. Upon termination, the license granted in Section 2, if and to the extent it survives, shall become nonexclusive. However, Licensee shall have no right, title, interest, or license whatsoever in any works, inventions, or intellectual property that Licensor develops or acquires after the Term.
8.    CONFIDENTIALITY.
8.1    Confidentiality Obligations. Each Party hereby acknowledges that in connection with this Agreement it (the “Receiving Party”) will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information and as a covenant hereunder, each Receiving Party shall:
(a)    not use the Disclosing Party’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement; and
(b)    maintain the Disclosing Party’s Confidential Information in confidence and, subject to the terms of this Section 8, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:
(i)    have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;
(ii)    have been apprised of this restriction; and
(iii)    are bound by written nondisclosure and non-use obligations at least as restrictive as those set forth in Section 8.1 by virtue of a legal duty or written agreement, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of Section 8.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own Confidential Information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.
8.2    Exceptions. Except as required by applicable Law, the obligations in Section 8.1 do not apply to Confidential Information that the Receiving Party can demonstrate by documentation: (a) was already known to the Receiving Party without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (b) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (c) was or becomes generally known by the public other than by breach of this Agreement by, or from any other wrongful act of, the Receiving Party, its Affiliates or any of its Representatives; provided that any future public availability of such Confidential Information shall not relieve the Receiving Party of liability for any prior act or omission of Receiving Party in violation of this Agreement; or (d) is or was received by the Receiving Party from a third party that, to the best of its knowledge, does not have an obligation of confidentiality to the Disclosing Party or its Affiliates.
8.3    Legally Required Disclosure. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:
(a)    provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy; and
(b)    disclose only the portion of Confidential Information that it is legally required to furnish.
If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 8, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.
8.4    Return or Destruction. Each Party shall within [***] ([***]) [***] after termination or expiration of this Agreement: (i) return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information; (ii) permanently erase such Confidential Information from its computer systems; and (iii) certify in writing to the other Party that it has complied with the requirements of this Section 8.4.

9.    REPRESENTATIONS AND WARRANTIES.
9.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the date of this Agreement:
(a)    it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;
(b)    it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
(c)    the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and
(d)    when executed and delivered by such Party, this Agreement shall constitute the legal, valid and binding obligation of that Party, enforceable against that Party in accordance with its terms.
9.2    Licensor’s Representation and Warranties. Licensor additionally represents and warrants to Licensee that: (a) the Licensed Materials do not contain any virus or other malicious code; (b) the Licensed Materials and Services will be provided and performed (i) by persons with the proper skill, training and background; (ii) in a professional, workmanlike, timely and efficient manner; and (iii) in accordance with all applicable Laws; and (c) the Licensed Materials, Licensed Know-how or Data licensed to Licensee under Section 4 do not and will not infringe, misappropriate, dilute, or otherwise violate any third party’s Intellectual Property Rights.
9.3    Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, CONCERNING THE LICENSED MATERIALS, LICENSED KNOW-HOW, DATA, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, SERVICES, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY SUCH PARTY INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE.
10.    LIMITATIONS OF LIABILITY
10.1    Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW AND SUBJECT TO SECTION 10.2, (i) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER

PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE, REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE; AND (ii) IN NO EVENT SHALL A PARTY’S AGGREGATE LIABILITY HEREUNDER FROM ANY AND ALL CAUSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, STRICT LIABILITY, WARRANTY, INDEMNITY OR OTHERWISE) EXCEED THE TOTAL AMOUNT OF SERVICES FEES PAID OR PAYABLE BY LICENSEE UNDER THIS AGREEMENT. LICENSEE ACKNOWLEDGES AND AGREES THAT LICENSOR AND THE LICENSED MATERIALS DO NOT PROVIDE MEDICAL ADVICE OR RECOMMENDATIONS AND LICENSOR IS NOT RESPONSIBLE FOR ANY MEDICAL TREATMENT OR OTHER SERVICES PROVIDED TO AUTHORIZED USERS’ PATIENTS. LICENSOR EXPRESSLY DISCLAIMS ANY LIABILITY FOR ANY AUTHORIZED USER’S INCORRECTLY ENTERED OR ANY INACCURATE INFORMATION THAT AN AUTHORIZED USER PROVIDES.
10.2    Exclusions. Notwithstanding anything to the contrary in this Agreement, the limitations of liability and exclusions of certain types of damages contained in Section 10.1 do not apply to: (a) indemnification obligations of a Party under Section 10.3, (b) the breach by either Party or its Representatives of the confidentiality obligations under Section 8, (c) the gross negligence or willful or reckless acts or omissions of either Party or its Affiliates, or (d) a Party’s failure to comply with the BAA.
10.3    Limited Liability for Data Services. Notwithstanding any provision in this Agreement outside this Section 10, Licensor’s liability for any breach of any duty or obligation related to the provision of Data Services under Section 3.3 and/or Exhibit B shall be limited to two times the amount Licensee had paid for such Data Services in the year preceding the breach.
11.    INDEMNIFICATION.
11.1    Indemnification Obligations. Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates and each of their respective directors, officers, employees, agents, successors, and assigns from and against any and all Losses as a consequence of third party Actions based upon: (a) any breach or failure to perform of any covenant, representation or warranty made by a Party in this Agreement; or (b) the gross negligence or willful or reckless acts or omissions of such Party or its Affiliates.

11.2    Indemnity Procedure. The indemnifying Party’s indemnity obligations under this Section 10.3 are subject to the following conditions and procedure: (i) the indemnified Party must promptly notify the indemnifying Party in writing of the claim; however, the indemnifying Party shall not avoid its indemnity obligations except to the extent that the failure to so notify materially prejudices its ability to defend; (ii) the indemnifying Party shall have sole control of the defense and all related settlement negotiations; provided that the indemnified Party may participate in the defense and settlement negotiations using its own counsel at its own expense; and provided further that the indemnifying Party shall not resolve or settle any claim without the indemnified Party’s consent unless the resolution or settlement provides for an unconditional release of the indemnified Party from all liability with respect to such claim, does not commit the indemnified Party to make any monetary payment or any other obligation, and admits no fault by the indemnified Party; and (iii) the indemnified Party, at the indemnifying Party’s expense, shall reasonably cooperate with the indemnifying Party in the defense and settlement.
12.    TERM AND TERMINATION.
12.1    Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 12.2, remain in force (the “Term”).
12.2    Termination for Cause. Each Party shall have the right to terminate this Agreement immediately by giving written notice to the other Party if:
(a)    the other Party breaches a material provision of this Agreement and fails to cure such breach within [***] ([***]) [***] of the non-breaching Party’s written notice of such breach; or
(b)    the other Party: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, which is not dismissed or vacated within [***] ([***]) [***] after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
12.3    Effect of Termination. Within [***] ([***]) [***] after termination of this Agreement, Licensee shall: (a) submit a Payment Statement to Licensor; and (b) immediately cease all activities concerning, including all practice and use of, the Licensed Materials and Licensed Know-how. At no time after termination of this Agreement shall Licensee (i) expect or demand services of any sort (development, bug fixes, warranty-related work, or otherwise) from Licensor, except according to Section 12.5, (ii) state, suggest, agree, or indicate that Licensor is affiliated with or responsible in any way for Licensees products or services, or (iii) use, refer to, or rely in any way on government approvals (including without limitation any 510(k) clearance from the FDA)

given, issued, or registered to Licensor. For clarity, after termination, Licensee shall be the manufacturer of record with the FDA for all Licensed Products.
12.4    Survival. The rights and obligations of the Parties set forth in this Section 12.4, Section 1 (Definitions), Section 4 (Data Rights), Section 5 (Royalties), Section 6 (Records and Audits), Section 7 (Intellectual Property Rights), Section 8 (Confidentiality), Section 9 (Representations and Warranties), Section 10 (Limitations of Liability), Section 10.3 (Indemnification), Section 12.3 (Effect of Termination), Section 12.5 (Wind Down), and Section 13 (Miscellaneous), as well as the BAA and any right, obligation or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.
12.5    Wind Down. In the event this Agreement terminates:
(a)    Licensee may elect to extend the term of the licenses granted hereunder, pursuant to the terms and conditions of this Agreement, for a period of [***] ([***]) [***] following the effective date of such termination. During any such extension period elected by Licensee, the Parties shall comply with all other terms and conditions of this Agreement. Any such election must be delivered in writing no later than [***] ([***]) [***] after either Party provides notice that it intends to terminate this Agreement.
(b)    Licensee shall continue to pay Licensor the Services Fees for Support Services and Medical Image Services for an additional [***] ([***]) [***] after the effective date of such termination. Both the provision of these Support Services and Medical Image Services and the amount and frequency of such payments shall be on the same terms as just before the termination, except that all minimum payments shall be made in advance even if such minimum payments had been made in arrears during the Term.
13.    MISCELLANEOUS.
13.1    Force Majeure. Neither Party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder, except for Licensee’s payment obligations, where such failure or delay (i) is due to any unforeseeable cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, pandemic resulting in government-mandated travel restrictions, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, or any other circumstances or causes beyond such Party’s reasonable control, and (ii) could not have been prevented by reasonable precautions or cannot be reasonably circumvented by the non-performing Party through the use of alternate sources, work-around plans or other means.
13.2    No Exports. Licensee shall not, directly or indirectly, export (including any “deemed export”), nor re-export (including any “deemed re-export”) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable U.S.

Laws. Licensee shall include a provision identical in substance to this Section 13.2 in its agreements with its third-party wholesalers, distributors, customers and end-users requiring that these parties comply with all applicable U.S. Laws, including all applicable U.S. export Laws. For the purposes of this Section 13.2.2, the terms “deemed export” and “deemed re-export” have the meanings set forth in Section 734.13(a) and Section 734.14(b), respectively, of the Export Administration Regulations (EAR).
13.3    Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.
13.4    Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.
13.5    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section 13.5:

If to Licensor:	Genesis Software Innovations, LLC 2851 Charlevoix Dr SE, Suite 327 Grand Rapids, MI 49546 Attn: CEO

If to Licensee:	Shoulder Innovations, Inc. 1535 Steele Ave SW, Suite B Grand Rapids, MI 49507 Attn: CEO
Notices sent in accordance with this Section 13.5 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); or (b) when received, if sent by a nationally recognized overnight courier (receipt requested).
13.6    Headings and Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. As used in this Agreement, the term “or” shall be interpreted to mean “and/or” unless the context of the use plainly means otherwise. As used in this Agreement, the terms “includes” or “including” shall be interpreted to mean “includes without limitation” or

“including without limitation,” as applicable, and shall not be interpreted to limit the scope of the provisions directly preceding such terms.
13.7    Entire Agreement. This Agreement is entered into by the Parties, together with Exhibits A–D, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
13.8    Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, either Party may assign this Agreement, or any of its rights hereunder or delegate any obligations hereunder, in whole or in part, without the other Party’s consent to an Affiliate or a surviving entity in the case of a merger, acquisition, divestiture, consolidation or corporate reorganization (whether or not the contracting Party is the surviving entity). No delegation or other transfer will relieve Licensee or Licensor of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of this Section 13.8 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.
13.9    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other third party any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
13.10    Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
13.11    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.12    Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. EACH OF THE PARTIES WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, or the breach thereof, the Parties shall use their best efforts to settle the dispute, claim, question, or disagreement. If the Parties do not reach such solution within a period of sixty (60) days, then, upon notice by either Party to the other Party, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration in accordance with the provisions of its Commercial Arbitration Rules. Any dispute or controversy shall be submitted to a single arbitrator with experience in commercial and intellectual property matters. The arbitrator will be chosen by mutual agreement of the Parties within five (5) days after the request for arbitration is received pursuant to above. If the Parties, within such time, cannot agree on an arbitrator, the arbitrator shall be chosen pursuant to the American Arbitration Association procedures from its panel of arbitrators with high technology commercial experience. Notwithstanding the process for choosing the arbitrator, an arbitrator shall be chosen by one method or another no later than ten (10) days after the date of the request for arbitration is received. The arbitration hearing shall be held in or near Delaware or Grand Rapids, Michigan or at such other place that the Parties and the arbitrator mutually agree upon. The place of the arbitration hearing will be established no later than thirty (30) days from the request/demand for arbitration. The arbitration shall commence not later than twenty (20) days from the date the place of arbitration hearing is established, and the arbitration shall be concluded in not more than three (3) days unless otherwise ordered by the arbitrator. The Parties shall exchange all documents they intend to submit to the arbitrator for consideration and shall be entitled to conduct a reasonable number of witness depositions in advance of the final arbitration hearing. The award on the hearing shall be made within fourteen (14) days after the close of the submission of evidence. An award rendered by the arbitrator shall be final and binding on all of the Parties to such proceeding and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

13.13    Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.
13.14    Rights in Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code, as each may be amended or modified from time to time. Each Party, as a recipient of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. Upon commencement of a bankruptcy proceeding by or against the other Party under the Code, such Party shall be entitled to a complete duplicate of, or complete access to (as such Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to such Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such Party, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the other Party upon written request therefor by such Party. The foregoing provisions are without prejudice to any rights such Party may have arising under the Code or other applicable Law.
13.15    Attorneys’ Fees. In the event that any action, suit or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its actual attorneys’ fees and court costs from the non-prevailing Party.
13.16    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signatures on the following page]

IN WITNESS WHEREOF, Licensor and Licensee have made this Agreement effective as of the Effective Date.

LICENSOR: GENESIS SOFTWARE INNOVATIONS, LLC		LICENSEE: SHOULDER INNOVATIONS, INC.

By:	/s/ Nathan Estruth	By:	/s/ Jeffrey Points

Name:	Nathan Estruth	Name:	Jeffrey Points

Title:	Bread Casting LLC	Title:	CFO
SIGNATURE PAGE TO SECOND RESTATED AND AMENDED LICENSE AGREEMENT

EXHIBIT A
Services Fees
For the 2025 calendar year, the Services Fees for Support Services shall be $1,700,000 annually, billed monthly. The Support Services shall include, as to the Licensed Materials known as “ProVoyance Shoulder” or “ProVoyance Planning Software”:
    maintaining the QMS system software, performing required audits, and maintaining regulatory compliance requirements;
    periodic third-party penetration testing;
    CVE monitoring of software components and mitigating and correcting exposures;
    backing up posted production systems;
    all provided data storage, including pipeline maintenance, vendor management, backups, and backup testing;
    software updates, base software transitions, AI-based shoulder segmentation model updates, regular and adaptive maintenance, and agreed customer-requested fixes, changes, and enhancements;
    case support, second-tier ticket resolution, and customer service feedback collection for Licensee’s client satisfaction.
These Support Services shall support up to [***]% growth in Licensee’s usage of the Licensed Materials over Licensee’s 2024 usage. More than [***]% growth in 2025 may require a proportional increase in fees. Support Services Fees for subsequent years can be agreed with an update of this Exhibit A or in a separate annual agreement addendum.
The Services Fees for Medical Image Services will be charged hourly and billed at the rate of $[***]/hour, such rate to be adjusted at the beginning of each calendar year as agreed by the Parties, or in the absence of such agreement by a proportion equal to the greater of [***]% or the increase over the preceding year in the Consumer Price Index – All Urban Consumers (Current Series) published by the U.S. Bureau of Labor Statistics. For reference, Licensee currently performs [***]% of medical image services in-house. At such time that Licensor launches its medical image processing product, integrated with the ProVoyance Planning Software, Licensor shall propose, and Licensee may agree to, a flat monthly medical image processing fee for the Medical Image Services, to be invoiced monthly. Such medical image processing fee shall accommodate monthly volume up to [***]% greater than Licensee’s 2024 average monthly image processing volume.
Licensor shall invoice the Service Fees for additional development work by Licensor under an “innovation budget” to support Licensor’s further development of Licensed Materials as requested, scoped, and agreed by Licensee (as of the Amendment Effective Date, this is expected
EXHIBIT A - 1

to include work on software known as the Glenoid Guide, Robotics Integration, and Cloud Registry Database) as described in Exhibit D.
EXHIBIT A - 2

EXHIBIT B
Hosted Services Terms

EXHIBIT B - 1

EXHIBIT C
Business Associate Agreement

EXHIBIT C - 1

Exhibit D
Innovation Budget Terms
For each Innovation Budget initiative, a Statement of Work will be developed and signed by both Parties outlining at least the following:
i.    Description of the Services (including scope, timing, and change control process)
ii.    Project compensation terms, including a flat rate project cost
All Innovation Budget initiatives and respective Statements of Work shall be listed in Exhibit E, which the Parties may amend from time to time.
    Changes
If any of Licensee’s goals change during the term of a Statement of Work, Licensee agrees to provide such changes in a written notice to Licensor according to Section 13.5 of the Agreement. Licensor shall identify any perceived impacts on the dedicated staffing level required to achieve the change of scope and inform Licensee. The Parties shall evaluate and, if agreed in writing, implement all such changes.
EXHIBIT D - 1

Exhibit E
Innovation Budget Statements of Work
Statements of Work agreed upon by both Parties for each Innovation Budget initiative are listed in this Exhibit E, which shall be updated from time to time as new Statements of Work are developed under this Agreement.

Innovation Budget Item Description	Signed Statement of Work Reference	Effective Date	Flat-Fee Compensation Terms
Example New Amazing Feature	Example SI_1234_5678	Example 03/14/2025	Example $[***] due 03/14/2025 $[***] due [***] after delivery

EXHIBIT E - 1